FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB ANNOUNCES APPROVAL OF PROSPECTUS FOR DUAL-LISTING OF COMPANY SHARES ON NYSE EURONEXT IN AMSTERDAM; TRADING TO COMMENCE ON 16 MAY 2012

AMSTERDAM (7 May 2012) - Core Laboratories N.V. (trading symbol: "CLB") has received approval from the Netherlands Authority for the Financial Markets (“AFM”) for its prospectus to dual-list its shares on NYSE Euronext in Amsterdam (“NYSE Euronext Amsterdam”). In connection with this dual-listing, Core Lab will not be issuing any new shares. The listing on NYSE Euronext Amsterdam will be effective on the morning of Wednesday, 16 May 2012, under the symbol “CLB” and Core Laboratories will open the trading session that day at the traditional Opening Gong Ceremony at NYSE Euronext Amsterdam signaling the start of the session. Shares of Core Laboratories will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “CLB”.

The prospectus dated 4 May 2012 is available to investors, free of charge, by request to Core Laboratories or may also be obtained in electronic form from the website of NYSE Euronext Amsterdam (https://europeanequities.nyx.com/) and the website of the AFM (www.afm.nl).

ING is acting as listing agent in respect of the dual listing on NYSE Euronext Amsterdam.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing region in the world. Core Laboratories has been listed on the NYSE stock exchange in New York since 1998 with at the time a market capitalization of $636 million. As the Company's market capitalization has grown to just over $6 billion this year, so too has interest from prospective international institutional investors in participating in ownership of Core Lab through its publicly traded shares. Given Core's international business platform, the Company is interested in expanding investor ownership beyond the United States. European institutional investors currently hold approximately 5% of Core's outstanding shares, and the Company believes the NYSE Euronext Amsterdam dual-listing will expand Core's international investor ownership.
The Company considers NYSE Euronext Amsterdam to be a logical choice for a dual listing given its historical ties to the Netherlands, its relatively large operational footprint in the Netherlands with laboratories in Rotterdam, Vlaardingen, and Amsterdam, its client base, and the presence of several other distinctive global service providers to the oil and gas industry.

The Company's releases may include forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's securities filings, both in the United States and the Netherlands. These important factors could cause the Company's factual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because such information is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of a press release.

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